Exhibit 99.1

Press Release

Federated Investors, Inc. Completes Acquisition Involving Prudent Bear and Prudent Global Income Funds

•	Prudent funds investment professionals join Federated

•	$1.5 billion in assets transitioned to Federated

(PITTSBURGH, Pa., December 9, 2008) — Federated Investors, Inc. (NYSE: FII), one of the nation’s largest investment managers, today announced that it completed the acquisition of certain assets of David W. Tice & Associates LLC that relate to the management of the $1.1 billion Prudent Bear Fund and the $363.8 million Prudent Global Income Fund. The announcement was made by J. Christopher Donahue, president and chief executive officer of Federated, and David W. Tice, founder of David W. Tice & Associates.

In connection with the transaction, the funds were reorganized and are now Federated Prudent Bear Fund and Federated Prudent Global Income Fund. Each fund will be available in A, C and IS shares.

Federated Prudent Bear Fund offers investors portfolio diversification through an inverse correlation to the U.S. stock market, reduced portfolio volatility through risk controls and a potential hedge against inflation through its strategic positions in precious metal and mining stocks. Federated Prudent Global Income Fund offers investors a portfolio that performs in the opposite direction of the U.S. dollar with a management team that is experienced in economic analysis and currency transactions. The fund does not use derivatives and does not take credit, duration or counter-party risk.

“The Federated Prudent Bear Fund and the Federated Prudent Global Income Fund offer clients strong historical performance, a unique investing approach and an experienced management team, all of which combine to provide Federated’s clients with the solid alternative-investment choices that they seek,” said Donahue.

Doug Noland joins Federated as senior vice president and senior portfolio manager and continues to be responsible for the day-to-day management of both funds. Noland has almost 19 years of short-side fund-management experience, including nearly 10 years of work on the Prudent funds.

Contacts:
MEDIA	MEDIA	ANALYSTS
Meghan McAndrew	Ed Costello	Ray Hanley
(412) 288-8103	(412) 288-7538	(412) 288-1920
mmcandrew@federatedinv.com	ecostello@federatedinv.com	rhanley@federatedinv.com

Federated Completes Transaction

Dec. 9, 2008

David W. Tice, who founded the funds and was instrumental in building them into the well-recognized products that they are today, will join Federated as a chief portfolio strategist. In this role, he will articulate the team’s bearish view, interpret how market and economic events could impact the funds and explain the philosophy of the Federated Prudent funds to a wide cross section of clients including banks, broker/dealers and institutional investors.

Joining Noland and Tice at Federated from the Prudent funds are five key investment professionals. Ryan Bend and Chad Hudson join Federated as portfolio managers. Lila Manassa joins Federated as a senior investment analyst; Robert Schulte-Albert joins as an investment analyst; and James Gemmel joins as an associate investment analyst.

The purchase price of the transaction included a $43.0 million initial payment and contingent payments of up to $99.5 million over the next four years.

Federated Investors, Inc. is one of the largest investment managers in the United States, managing $344 billion in assets as of Sept. 30, 2008. With 147 mutual funds and a variety of separately managed account options, Federated provides comprehensive investment management to nearly 5,400 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. For more information, visit FederatedInvestors.com.

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Certain statements in this press release, such as those related to the management of the Prudent funds, constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Among other risks and uncertainties are the ability of the company to manage successfully the Prudent funds and the risk factors discussed in the company’s annual and quarterly reports as filed with the Securities and Exchange Commission. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither the company nor any other person assumes responsibility for the accuracy and completeness of such statements in the future.

Past performance is no guarantee of future results. For fund performance, visit FederatedInvestors.com.

Investors should carefully consider the fund’s investment objectives, risks, charges, and expenses before investing. To obtain a prospectus containing this and other information, contact us or visit FederatedInvestors.com. Please carefully read the prospectus before investing.

Federated Prudent Bear Fund regularly makes short sales of securities, which involves unlimited risk including the possibility that losses may exceed the original amount invested.

Federated Prudent Global Income Fund invests in foreign securities which will involve greater volatility and political, economic and currency risks and differences in accounting methods. Bonds are sensitive to changes in interest rates and a rise in interest rates can cause a decline in their prices.

The prices of gold and other precious metals may be subject to substantial price fluctuations over short periods of time and may be adversely affected by unpredictable international monetary and political developments.

Considering the increased risks, these funds may not be suitable for all investors.

Diversification does not guarantee a profit nor protect against loss.

Federated Completes Transaction

Dec. 9, 2008

Duration is a measure of a security’s price sensitivity to changes in interest rates. Securities with longer durations are more sensitive to changes in interest rates than securities of shorter durations.

Federated Securities Corp. is distributor of the Federated funds.

Separately managed accounts are made available through Federated Global Investment Management, Corp.; Federated Investment Counseling; and Federated MDTA LLC, each a registered investment advisor.